                                                                   Exhibit 1.4

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, STOCKBROKER, TRUST COMPANY MANAGER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR. NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THE SECURITIES THAT ARE THE SUBJECT OF THE OFFER AND IT IS AN OFFENCE TO CLAIM OTHERWISE.

THE OFFER HAS NOT BEEN APPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

                                                                December 5, 2005


                           [INDUSTRIAL ALLIANCE LOGO]
                               INDUSTRIAL ALLIANCE
                     INSURANCE AND FINANCIAL SERVICES INC.
                              NOTICE OF VARIATION
                                       BY
                        INDUSTRIAL ALLIANCE INSURANCE AND
                             FINANCIAL SERVICES INC.
                            OF ITS OFFER TO PURCHASE
                     ALL OF THE OUTSTANDING COMMON SHARES OF
                             CLARINGTON CORPORATION
           FOR THE INCREASED PRICE OF, AT THE ELECTION OF EACH HOLDER,
               (a) CDN.$15.00 IN CASH (THE "CASH ALTERNATIVE"); OR
 (b) THAT FRACTION OF ONE INDUSTRIAL ALLIANCE SHARE (AS DEFINED BELOW) AS IS EQUAL TO THE EXCHANGE RATIO (AS DEFINED HEREIN) (THE "SHARE ALTERNATIVE"),
                       OR A COMBINATION OF THE FOREGOING,
     FOR EACH COMMON SHARE OF CLARINGTON CORPORATION SUBJECT, IN THE CASE OF THE SHARE ALTERNATIVE, TO PRORATION AS DESCRIBED HEREIN.

Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance" or the "Offeror") hereby gives notice that it is amending its Offer to Purchase dated November 18, 2005 to purchase all of the issued and outstanding common shares of Clarington Corporation ("Clarington") (the "Clarington Shares"), other than any Clarington Shares owned directly or indirectly by the Offeror, and including Clarington Shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares, in order to increase the consideration payable under the Offer to, at the election of the holder, (a) Cdn.$15.00 from Cdn.$14.25 in cash (the "Cash Alternative"); or (b) that fraction of one Industrial Alliance Share (as defined below) as is equal to the Exchange Ratio (as defined herein) (the "Share Alternative"), or a combination of the foregoing, for each Clarington Share subject, in the case of the Share Alternative, to proration.

Each holder of Clarington Shares (a "Shareholder") may elect to receive either the Cash Alternative or the Share Alternative or a combination thereof in respect of all of the Shareholder's Clarington Shares deposited under the Offer, as amended by this Notice of Variation. The total number of common shares of Industrial Alliance (the "Industrial Alliance Shares") for issuance under the Offer remains limited to that number of Industrial Alliance Shares that is equal to 25% of the aggregate value of the Clarington Shares being purchased pursuant to the Offer with the share exchange ratio based upon the volume weighted average closing price of the Industrial Alliance Shares on the Toronto Stock Exchange (the "TSX") over the five (5) business days ending one business day prior to the Initial Expiry Date (as defined in the Offer to Purchase and Circular dated November 18, 2005). The cash consideration available under the Offer is not limited by the number of Clarington Shares deposited to the Offer pursuant to the Cash Alternative. The price per Clarington Share is based on 14,798,240 fully diluted Clarington Shares assuming the exercise of all outstanding Clarington Options. The price per Clarington Share will be reduced if the number of outstanding fully diluted Clarington Shares is greater than this amount at the initial Take-Up Date, without the Offeror's consent. See Section 1 of the Offer to Purchase, "The Offer".

This Notice of Variation should be read in conjunction with the Offer to Purchase and accompanying Circular dated November 18, 2005.

The increased Offer price represents an approximately 17.2% premium over the closing trading price of the Clarington Shares of $12.80 on the TSX on November 4, 2005, being the last trading day on the TSX during which the Clarington Shares were traded prior to Offeror's announcement of the Offer, and an approximately 21.7% premium to the volume-weighted average trading price of the Clarington Shares of $12.33 on the TSX for the 20 trading days ended November 4, 2005.

SHAREHOLDERS WHO HAVE VALIDLY DEPOSITED AND NOT WITHDRAWN THEIR CLARINGTON SHARES NEED TAKE NO FURTHER ACTION TO ACCEPT THE OFFER. Shareholders wishing to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on blue paper) previously provided to Shareholders or a properly completed and duly executed facsimile of the Letter of Transmittal, in accordance with the instructions provided therein and deliver it and all other required documents to Computershare Investor Services Inc., as depositary (the "Depositary"), and either deliver the certificates for such Clarington Shares to the Depositary according to the procedure set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance", or request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction on his or her behalf. Any Shareholder having Clarington Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he or she desires to deposit such Clarington Shares. Any Shareholder who desires to deposit Clarington Shares and whose certificates for such Clarington Shares are not immediately available may deposit such Clarington Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance".

THE OFFER REMAINS OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON DECEMBER 28, 2005, UNLESS EXTENDED OR WITHDRAWN.

Questions and requests for assistance may be directed to Scotia Capital Inc. and Scotia Capital (USA) Inc. (the "Dealer Managers") and to the Depositary, and additional copies of this document, the Letter of Transmittal and Notice of Guaranteed Delivery may be obtained without charge upon request from those persons at their respective offices shown on the last page of the Letter of Transmittal.

                          ----------------------------
                     THE DEALER MANAGERS FOR THE OFFER ARE:

            IN CANADA                              IN THE UNITED STATES
        SCOTIA CAPITAL INC.                      SCOTIA CAPITAL (USA) INC.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

                   NOTICE TO SHAREHOLDERS IN THE UNITED STATES

         THE OFFER IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THE OFFER AND CIRCULAR IN ACCORDANCE WITH DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

         PROSPECTIVE INVESTORS SHOULD BE AWARE THAT ACQUIRING INDUSTRIAL ALLIANCE SHARES MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES ARE NOT DESCRIBED HEREIN.

         THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT INDUSTRIAL ALLIANCE IS INCORPORATED UNDER THE LAWS OF QUEBEC, CANADA, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT ONE OF THE DEALER MANAGERS FOR THE OFFER AND ALL OF THE EXPERTS NAMED HEREIN MAY BE RESIDENTS OF CANADA, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF INDUSTRIAL ALLIANCE AND THE ABOVE-MENTIONED PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR THE INDUSTRIAL ALLIANCE SHARES OFFERED PURSUANT TO THE OFFER AND CIRCULAR, AS AMENDED BY THIS NOTICE OF VARIATION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR, AS AMENDED BY THIS NOTICE OF VARIATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         SHAREHOLDERS SHOULD BE AWARE THAT, DURING THE PERIOD OF THE OFFER, INDUSTRIAL ALLIANCE OR ITS AFFILIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF THE CLARINGTON SHARES TO BE EXCHANGED, OR CERTAIN RELATED SECURITIES, AS PERMITTED BY APPLICABLE LAWS OR REGULATIONS OF CANADA OR ITS PROVINCES OR TERRITORIES. (SEE SECTION 12 OF THE OFFER TO PURCHASE, "MARKET PURCHASES".)

                          NOTICE TO HOLDERS OF OPTIONS

         The Offer, as amended by this Notice of Variation, is made only for Clarington Shares and is not made for any options or other rights to acquire Clarington Shares. Any holder of such options or other rights to acquire Clarington Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing Clarington Shares that may be deposited in accordance with the terms of the Offer, as amended by this Notice of Variation. If any holder of options to acquire Clarington Shares under the Clarington Option Plan ("Clarington Options") does not exercise their options and deposit their Clarington Shares under the Offer, as amended by this Notice of Variation, prior to the Expiry Time, their Clarington Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, subject to any amendments to the Clarington Option Plan that may be adopted following successful completion of the Offer, as amended by this Notice of Variation. See Section 7 of the Circular, "Acquisition of Clarington Shares Not Deposited".

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         The Offer and Circular, as amended by this Notice of Variation, and some of the information incorporated by reference into the Offer and Circular, as amended by this Notice of Variation, contain forward-looking statements, including, but not limited to, certain statements contained under "Purpose of the Offer and Industrial Alliance's Plans for Clarington" and in Schedule 1 to the Circular, "Pro Forma Consolidated Financial Statements of Industrial Alliance". Often, but not always, forward looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Industrial Alliance to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

         Examples of such statements include, but are not limited to: (A) factors relating to the Offer, as amended by this Notice of Variation, and the results expected to be achieved from the successful completion of the Offer, as amended by this Notice of Variation, and the combination of mutual fund operations of Industrial Alliance and Clarington, including operating and other synergies and cost savings expected to be realized, and the timing thereof; the increased market capitalization, the improved cash flow and earnings of Industrial Alliance; statements regarding plans, objectives and expectations with respect to existing and future operations; statements regarding business and financial prospects; statements regarding anticipated financial or operating performance and cash flows; statements regarding possible divestitures; statements regarding strategies, objectives, goals and targets; and (B) factors relating to financial services, mutual funds and wealth management and the business, financial position, operations and prospects of Industrial Alliance, including (1) Industrial Alliance's strategies and plans; (2) Industrial Alliance's costs and expenses and assumptions relating thereto; (3) Industrial Alliance's debt-equity ratio and tangible net worth; (4) planned capital expenditures and tax payments; (5) the impact of changes in Canadian dollar-U.S. dollar and other exchange rates on Industrial Alliance's costs and the results of its operations; (6) Industrial Alliance's sales of financial and insurance products; (7) Industrial Alliance's productivity; (8) Industrial Alliance's sales organization and personnel requirements; and (9) business and economic conditions. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in the Offer and Circular, as amended by this Notice of Variation.

         Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions in connection with the combination of the mutual fund operations of Industrial Alliance and Clarington or otherwise about: the ability of Industrial Alliance to successfully compete against financial services companies by creating through such a combination, mutual funds operations of an enterprise of increased scale; pre-tax operating and other synergies and cost savings, and other benefits being realized based on the achievement of operational efficiencies from restructuring, integration and other initiatives relating to the combination of the mutual fund operations of Industrial Alliance and Clarington (as described in further detail in Section 5 of the Circular, "Purpose of the Offer and Industrial Alliance's Plans for Clarington - Strategic Rationale for the Offer and Anticipated Benefits to be Realized"); the approvals or clearances required to be obtained by Industrial Alliance and Clarington from regulatory and other agencies and bodies being obtained in a timely manner; divestitures required by regulatory agencies being acceptable and completed in a timely manner; there being limited costs, difficulties or delays related to the integration of Clarington's mutual fund operations with those of Industrial Alliance; the timely completion of the steps required to be taken for the eventual combination of the mutual fund operations of Clarington with those of the Offeror; business and economic conditions generally; exchange rates and other anticipated and unanticipated costs and expenses; the continued availability of financing on appropriate terms; market competition; the accuracy of anticipated tax benefits/charges; and Industrial Alliance's ongoing relations with its employees.

         While Industrial Alliance anticipates that subsequent events and developments may cause Industrial Alliance's views to change, Industrial Alliance specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Industrial Alliance's views as of any date subsequent to the date of this Offer and Circular, as amended by this Notice of Variation. Although Industrial Alliance has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not intended to represent a complete list of the factors that could affect the combination of mutual fund operations of Industrial Alliance and Clarington. Additional factors are noted elsewhere in the Offer and Circular, as amended by this Notice of Variation, and in the documents incorporated by reference into the Offer and Circular, as amended by this Notice of Variation. See, for example, Section 6 of the Circular "Risk Factors Related to the Offer".

                               NOTICE OF VARIATION

TO:  THE HOLDERS OF CLARINGTON SHARES

This Notice of Variation amends and supplements the Offer to Purchase and Circular dated November 18, 2005 (the "Original Offer"), of the Offeror pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the issued and outstanding Clarington Shares, other than any Clarington Shares owned directly or indirectly by the Offeror, and including Clarington Shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares. Unless the context otherwise requires, capitalized terms not defined herein shall have the meanings set forth in the Original Offer. Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the Original Offer continue to be applicable in all respects. This Notice of Variation should be carefully read in conjunction with the Original Offer, the Letter of Transmittal and Notice of Guaranteed Delivery.

All references to the "Offer" in the Original Offer, the Letter of Transmittal and Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer, as hereby amended.


1. INCREASE IN PRICE OFFERED FOR CLARINGTON SHARES

The Offeror has amended the Original Offer by increasing the consideration payable under the Offer to, at the election of the holder, (a) Cdn.$15.00 from Cdn.$14.25 in cash; or (b) that fraction of one Industrial Alliance Share as is equal to the Exchange Ratio (as defined herein), or a combination of the foregoing, for each Clarington Share subject, in the case of the Share Alternative, to proration. As a result of the increase in cash consideration payable under the Offer, the definition of "Exchange Ratio" in the Original Offer, which forms part of the calculation used to determine the number of Industrial Alliance Shares issuable under the Offer to holders who elect the Share Alternative, is amended to read in full as follows:

     "EXCHANGE RATIO" means, subject to adjustment in certain circumstances as described in Section 1 of the Offer to Purchase, "The Offer", the number calculated to four decimal places equal to the ascribed Offer price of $15.00 per Clarington Share divided by the Industrial Alliance Average Price."

Assuming that all of the conditions of the Offer are satisfied or waived, all Shareholders whose Clarington Shares are taken up under the Offer, including those Shareholders who have already deposited their Clarington Shares to the Offer, will receive the increased price for their Clarington Shares.

The increased Offer price represents an approximately 17.2% premium over the closing trading price of the Clarington Shares of $12.80 on the TSX on November 4, 2005, being the last trading day on the TSX during which the Clarington Shares were traded prior to Offeror's announcement of the Offer, and an approximately 21.7% premium to the volume-weighted average trading price of the Clarington Shares of $12.33 on the TSX for the 20 trading days ended November 4, 2005.

The Offeror has applied to the TSX to list the Industrial Alliance Shares to be issued to Shareholders who elect the Share Alternative in connection with the amended Offer. Listing will be subject to the Offeror fulfilling all of the listing requirements of the TSX.

Consequential amendments to the Offer to Purchase and Circular to reflect this Notice of Variation are deemed to be made where required.


2. RECENT DEVELOPMENTS

Since November 18, 2005, the date of the Original Offer, the Offeror had acquired 137,500 Clarington Shares as of December 2, 2005, the last day that the Clarington Shares traded on the TSX prior to the date hereof, and held 637,500 Clarington Shares, representing approximately 4.3 % of the issued and outstanding Clarington Shares, on a fully diluted basis.

On November 18, 2005, CI Financial Inc. (formerly CI Fund Management Inc.) ("CI") delivered a letter to Clarington outlining the terms of a non-binding proposal to acquire all of the Clarington Shares at a price of $14.75 per share. On November 23, 2005, Clarington issued a press release citing concerns with respect to the conditionality and lack of clarity of key aspects of CI non-binding proposal. On November 23, 2005, Clarington also announced that its Board of Directors did not presently consider the CI proposal to be a Competing Transaction under the Support Agreement entered into with the Offeror. By letter dated November 23, 2005 to Clarington, CI amended its proposal by removing certain conditions and providing clarification with respect to others. On November 29, 2005, Clarington advised the Offeror to the effect that the proposal by CI in its letters to Clarington dated November 18 and November 23, 2005 constituted a Competing Transaction for the purposes of the Support Agreement. On November 30, 2005, Clarington issued a press release announcing that the proposal by CI in its letters dated November 18 and 23, 2005 constituted a Competing Transaction for the purposes of the Support

Agreement. Clarington also announced that the Offer remained the only bid that had been made to Shareholders and that the Offer and the Support Agreement continued to be in force. Clarington also announced that Clarington's Board of Directors reiterated that it had not withdrawn or modified its recommendation of the Offer and that it was continuing to fulfill its responsibilities in accordance with the Support Agreement and applicable law.

On December 2, 2005, the Offeror notified Clarington that it was exercising its rights under the Support Agreement and that it was increasing the consideration offered pursuant to the Offer to Cdn.$15.00 from Cdn.$14.25 per share. Also on that date, the Offeror issued a press release announcing that it was increasing the consideration offered pursuant to the Offer to Cdn.$15.00 per share.


3. CONDITIONS TO THE OFFER

The conditions to the Offer have not changed. See Section 5 of the Offer to Purchase, "Conditions of the Offer".


4. EXPIRY OF THE OFFER

The Offer remains open for acceptance until 5:00 p.m. (Toronto time) on December 28, 2005, unless extended or withdrawn.


5. WITHDRAWAL OF DEPOSITED SECURITIES

Clarington Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Clarington Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances discussed in Section 4 of the Offer to Purchase, "Withdrawal Rights".


6.  TAKE-UP OF DEPOSITED SECURITIES

Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 5 of the Offer to Purchase, "Conditions of the Offer"), the Offeror will take up the Clarington Shares validly deposited under the Offer and not withdrawn pursuant to Section 4 of the Offer to Purchase, "Withdrawal Rights", not later than 10 calendar days after the Expiry Time and will pay for the Clarington Shares taken up as soon as possible, but in any event not later than three (3) business days after taking up the Clarington Shares. See Section 6 of the Offer to Purchase, "Take Up and Payment for Deposited Shares".


7. VARIATIONS TO THE ORIGINAL OFFER

The Original Offer shall be read as amended in order to give effect to the specified amendments set forth in this Notice of Variation.


8. DIRECTORS' APPROVAL

The contents of this Notice of Variation have been approved, and the sending of this Notice of Variation to the Shareholders has been authorized, by the Board of Directors of Industrial Alliance.


9. DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

A registration statement on Form F-80 has been filed by the Offeror with the U.S. Securities and Exchange Commission ("SEC") under the U.S. Securities Act relating to the Offer. The following documents have been or will be filed with the SEC, either separately or as exhibits to the registration statement of which this Notice of Variation forms a part, insofar as called for by the SEC's Form F-80: (i) the Offer and Circular; (ii) the Letter of Transmittal accompanying the Offer and Circular; (iii) the Notice of Guaranteed Delivery accompanying the Offer and Circular; (iv) the Support Agreement; (v) the documents incorporated by reference in the Offer and Circular under "Documents Incorporated by Reference"; (vi) the consents of each of Samson Belair / Deloitte & Touche S.E.N.C.R.L., Independent Registered Chartered Accountants, Cassels Brock & Blackwell LLP and Michael Sanschagrin and Denis Ricard, Fellows of the Canadian Institute of Actuaries and Appointed Actuaries; (vii) certain powers of attorney; (viii) the appointment as agent for service of process and undertaking on Form F-X; and (ix) this Notice of Variation.


10.  OFFEREE'S STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

                                   CERTIFICATE

         The foregoing, together with the Offer and Circular, contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. For the purpose of the Province of Quebec, the foregoing, together with the Offer and Circular, do not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed and the securities subject to the bid.

Dated: December 5, 2005.



      By: (Signed) Yvon Charest                                  By: (Signed) Denis Ricard
President and Chief Executive Officer                     Senior Vice-President and Chief Actuary
                                                               Acting Chief Financial Officer


    By: (Signed) Lise Lachapelle                                By: (Signed) Michel Gervais
              Director                                                    Director


                        THE DEPOSITARY FOR THE OFFER IS:
                      COMPUTERSHARE INVESTOR SERVICES INC.

BY MAIL                                          BY REGISTERED MAIL, BY HAND
                                                 OR BY COURIER

P.O. Box 7021                                    100 University Avenue
31 Adelaide Street East                          9th Floor
Toronto, Ontario, Canada                         Toronto, Ontario, Canada
M5C 3H2                                          M5J 2Y1
Attention:  Corporate Actions                    Attention:  Corporate Actions


                                    MONTREAL
                          650 de Maisonneuve Blvd. West
                                    Suite 700
                            Montreal, Quebec, Canada
                                     H3A 3S8

                    Toll Free: 1-866-982-4599 (North America)
                   E-Mail: corporateactions@computershare.com
                           ----------------------------------

       THE U.S. FORWARDING AGENT, COMPUTERSHARE TRUST COMPANY OF NEW YORK
                                Wall Street Plaza
                           88 Pine Street, 19th Floor
                          New York, New York, USA 10005


                       THE DEALER MANAGERS FOR OFFER ARE:



         IN CANADA                                     IN THE UNITED STATES
    SCOTIA CAPITAL INC.                             SCOTIA CAPITAL (USA) INC.

 Scotia Plaza, 66th Floor                               One Liberty Plaza
    40 King Street West                              165 Broadway, 26th Floor
   Box 4085, Station "A"                                New York, New York
 Toronto, Ontario M5X 2X6                                     10006
          Canada                                              U.S.A.

 Telephone: (416) 945-4463                             Telephone: (212) 225-6604


         ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY HOLDERS OF CLARINGTON SHARES TO THE DEPOSITARY, THE U.S. FORWARDING AGENT OR THE DEALER MANAGERS AT THEIR RESPECTIVE TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE. SHAREHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE CONCERNING THE OFFER.